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                                                                      EXHIBIT 99

(Crown Craft Logo)



   CROWN CRAFTS, INC.
 1600 RiverEdge Parkway
      Suite 200
   Atlanta, GA 30328
                                      NEWS RELEASE


                                        November 6, 1995


  FOR IMMEDIATE RELEASE


             CROWN CRAFTS COMPLETES ACQUISITION OF THE RED CALLIOPE

  Atlanta, Georgia -- Crown Crafts, Inc. (NYSE:CRW) announced today that it has completed its previously-announced acquisition of The Red Calliope and Associates, Inc., for approximately $16 million in cash and short-term notes, subject to certain post-closing adjustments. The Red Calliope, formerly a privately-owned company, is a leading designer, manufacturer and marketer of infant bedding products and related accessories.

  "We are extremely pleased to be entering the infant bedding market through the acquisition of such a well-respected name in the industry," commented Michael H. Bernstein, Crown Crafts' President and Chief Executive Officer. "We have already begun developing new products to introduce at the upcoming Juvenile Products Manufacturers' Association trade show which will be held in Dallas the week of November 12."

  Expanding on this topic, E. Randall Chestnut, Crown Crafts' Vice President of Development, stated, "As a result of this acquisition, The Red Calliope will bring two new product lines to this year's JPMA show. First, by combining The Red Calliope's expertise in infant bedding with Crown Crafts' expertise in luxury linens, a new upscale line of products will be sold under the Crown Baby(C) name. Also, utilizing Crown Crafts' significant jacquard-weaving expertise, a line of more than 25 infant and juvenile throws will be introduced incorporating The Red Calliope's popular designs. For many years, Crown Crafts has been a fashion leader in the adult bedroom. Now, with the acquisition of The Red Calliope, we are the fashion leader in the infant's room as well."

  The Red Calliope's merchandise offerings include several significant products as part of the Baby Mickey & Co.(C), Pooh(C) and Classic Pooh(C) brand.

  Crown Crafts, headquartered in Atlanta, Georgia, designs, manufactures, and markets bed covering products and related home fashion accessories. The Company's two principal product categories are comforters and coordinated accessories and jacquard-woven cotton products.

  Contact: Paul A. Criscillis, Jr.                 E. Randall Chestnut
           Vice President, Chief Financial Officer Vice President of Development
           (770) 644-6230                          (770) 644-6263